As filed with the SEC on May 21, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE GAS, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	46-3561936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

ONE Gas, Inc. Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Regina L. Gregory, Esq.

Senior Vice President, General Counsel and Assistant Secretary

15 East Fifth Street

Tulsa, Oklahoma 74103

(918) 947-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jordan B. Edwards
Brian K. Shore, Esq.	Thomas J. Hutchinson
Vice President, Associate General Counsel and Secretary	GABLEGOTWALS
15 East Fifth Street	110 North Elgin Avenue, Suite 200
Tulsa, Oklahoma 74103	Tulsa, Oklahoma 74120
(918) 947-7000	(918) 595-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by ONE Gas, Inc. (the “Company”) pursuant to General Instruction E. to Form S-8, under the Securities Act of 1933, as amended, to register an additional 700,000 shares of common stock, par value $0.01 per share (“Common Stock”), issuable under the ONE Gas, Inc. Amended and Restated Employee Stock Purchase Plan, as amended (the “Plan”). At the recommendation of the Company’s Board of Directors, the Company’s shareholders approved an amendment to the Plan on May 21, 2026, which increased the number of shares available for issuance under the Plan by 700,000 shares of Common Stock.

The information contained in the Company’s registration statements on Form S-8 filed with the Securities and Exchange Commission on January 31, 2014 (SEC File No. 333-193690) and on May 27, 2021 (SEC File No. 333-256556), together with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statements.

Item 6. Indemnification of Named Experts and Counsel.

The Company, as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, Section 1031 prohibits indemnification if such person is adjudged to be liable to the Company, unless and only to the extent such indemnification is allowed by a court of competent jurisdiction. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise.

The certificate of incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions pursuant to Section 1053 of the Oklahoma General Corporation Act or (iv) any transaction from which the director derived an improper personal benefit.

Article VIII of the Company’s bylaws provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by the Oklahoma General Corporation Act, including the advance of related expenses. Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of directors who were not parties to the action, suit, or proceeding involved, even though less than a quorum; (ii) by a committee of directors designated by a majority vote of directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The Company has entered into indemnification agreements, the form of which has been previously approved by the board of directors of the Company, with each of its directors and executive officers. These indemnification agreements provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and maybe subject to the determination by “independent counsel” or another reviewing party selected by the board of directors that the director or executive officer is entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the agreements.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act are qualified by the actual terms of such bylaws, agreement and act and may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of ONE Gas, Inc., dated May 24, 2018 (incorporated by reference from Exhibit 3.1 to ONE Gas, Inc.’s Current Report on Form 8-K, filed May 30, 2018 (File No. 1-36108)).

4.2	Amended and Restated By-Laws of ONE Gas, Inc., dated November 19, 2025 (incorporated by reference from Exhibit 3.1 to ONE Gas, Inc.’s Current Report on Form 8-K, filed November 19, 2025 (File No. 1-36108)).

4.3	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.2 to ONE Gas, Inc.’s Registration Statement on Form 10, Amendment No. 2, filed December 23, 2013 (File No. 1-36108)).

5.1	Opinion of GABLEGOTWALS.

23.1	Consent of GABLEGOTWALS (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature page).

99.1	ONE Gas, Inc. Amended and Employee Stock Purchase (incorporated by reference to Appendix A to ONE Gas, Inc.’s definitive proxy statement on Schedule 14A filed on April 1, 2026 (File No. 1-36108)).

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, ONE Gas, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on May 21, 2026.

ONE Gas, Inc.

By:	/s/ Christopher P. Sighinolfi
Name:	Christopher P. Sighinolfi
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Christopher P. Sighinolfi, Regina L. Gregory and Brian K. Shore, and each of them, each of whom may act without joinder of the other, to execute in the name of each such person who is then an officer or director of the Company and to file any amendments to this registration statement, including post effective amendments, and to do any and all acts they or either of them determines may be necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of this registration statement.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 21st day of May, 2026.

Signature	Title

/s/ Robert S. McAnnally	Chief Executive Officer and Director
Robert S. McAnnally	(Principal Executive Officer)

/s/ Christopher P. Sighinolfi	Senior Vice President and Chief Financial Officer
Christopher P. Sighinolfi	(Principal Financial Officer)

/s/ Brian F. Brumfield	Vice President, Chief Accounting Officer and Controller
Brian F. Brumfield	(Principal Accounting Officer)

/s/ Deborah A.P. Hersman	Director, Chair of the Board
Deborah A.P. Hersman

/s/ Tracy E. Hart	Director
Tracy E. Hart

/s/ Michael G. Hutchinson	Director
Michael G. Hutchison

/s/ Sanjay D. Meshri	Director
Sanjay D. Meshri

/s/ Pattye L. Moore	Director
Pattye L. Moore

/s/ Eduardo A. Rodriguez	Director
Eduardo A. Rodriguez

/s/ Yves C. Siegel	Director
Yves C. Siegel

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